EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-49812) and Form S-8 (No’s. 333-86426 and 333-69350) of Tarantella, Inc. (formerly The Santa Cruz Operation, Inc.) of our report dated October 23, 2000, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
December 20, 2002